EXHIBIT 99.1

JOINT FILING AGREEMENT

March 6, 2015

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to (i) the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Benefitfocus, Inc. and (ii) that this Joint Filing Agreement (this “Agreement”) be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(ii) of the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such statement on Schedule 13G.

This Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the date first written above.

MARSH & MCLENNAN COMPANIES, INC.
By:	/s/ Carey S. Roberts
Name: Carey S. Roberts
Title: Vice President, Deputy General Counsel & Corporate Secretary

MERCER CONSULTING GROUP, INC.
By:	/s/ Helen Shan
Name: Helen Shan
Title: Director, Treasurer and Vice President

MERCER LLC
By:	/s/ Helen Shan
Name: Helen Shan
Title: Treasurer and Chief Financial Officer